Exhibit 99.1

Atlas Financial Holdings Announces 2017 Third Quarter Financial Results
Company to Hold Conference Call on Tuesday, November 7, 2017 at 8:30 a.m. ET
Third Quarter 2017 Financial Performance Summary (comparisons to Third Quarter 2016 unless noted):

•	Total revenue for the three month period ended September 30, 2017 increased by 26.8% to $57.5 million

•	Gross premium written increased by 8.5% to $65.9 million

•	In-force premium as of September 30, 2017 increased 20.8% to $266.3 million compared to $220.4 million

•
Underwriting income for the third quarter 2017 was $6.8 million compared to $7.1 million for the third quarter 2016 which included $1.9 million benefit from expenses recovered related to acquisitions and stock purchase agreements

•	The combined ratio for the third quarter 2017 was 87.9% compared to 83.5%

•
Net income for the third quarter 2017 was $5.1 million, or $0.42 per common share diluted, compared to $6.5 million, or $0.51 per common share diluted, representing a $0.09 or 17.7% decrease from third quarter 2016

•	Book value per common share on September 30, 2017 was $11.96, compared to $10.54 as of December 31, 2016 and $11.81 as of September 30, 2016

•	Annualized return on equity (“ROE”) was 14.5% in the third quarter 2017 compared to 17.9% in the prior year period

Chicago, Illinois (November 6, 2017) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today reported its financial results for the third quarter ended September 30, 2017.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Atlas reported solid third quarter results driven by underwriting performance and continued expansion of market share in limo/livery and paratransit. We are encouraged by consistent positive pricing action across our niche markets. Our expectation is that ongoing hardening commercial market conditions will enable our team to further leverage our analytics capability to optimize return on deployed capital, with the objective of building on our 14.5% annualized return-on-equity. We feel that Atlas’ focus on bottom line execution and expertise in our niche differentiates our business in the face of a challenging environment across broader commercial auto. Our hyper-focus, coupled with underwriting and claim handling discipline, led to a strong combined ratio of 87.9% in the third quarter, which we achieved despite expected quarterly fluctuations in deferred acquisition

Exhibit 99.1

costs. With the infrastructure and capital planning tools we have in place, we believe we can continue to grow nationwide, increasing our operating leverage in a responsible and managed way to continue to increase ROE. In parallel, we continue to building on our foundational heritage to develop technology-based solutions for the expanding universe of ‘gig economy’ drivers utilizing light vehicles to move people and things with the objective of launching select products in 2018, subject to continuing successful market testing and regulatory approval.”

Financial and Operational Review
Premium Written: For the three month period ended September 30, 2017, gross premium written was $65.9 million compared to $60.7 million for the three month period ended September 30, 2016, representing an 8.5% increase. Gross premium written increased primarily due to growth in para-transit, limousine and livery accounts in New York, California, Missouri and New Jersey and taxi in Minnesota partially offset by a reduction in Michigan and certain more challenged taxi business in Louisiana, Pennsylvania and California.
Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes its core business in 42 of these states plus the District of Columbia. Compared to the three month period ended September 30, 2016, Atlas experienced growth in gross premium written in its core business in 25 states for the three month period ended September 30, 2017. In 6 of those 25 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas’ value proposition and the current market environment. The largest increases resulted from para-transit, limousine and livery business in New Jersey and Missouri and all lines in Minnesota. Based on the Company’s commitment to optimize return on deployed capital, the Company utilizes predictive analytics based pricing coupled with its strong value proposition to grow market share in environments that are favorable and is prepared to reduce exposure to those that are more challenging.
Combined Ratio: Atlas’ combined ratio increased for the three month period ended September 30, 2017 to 87.9%, compared to 83.5% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended September 30, 2017 was 59.5%, compared to 58.2% for the three month period ended September 30, 2016. The loss ratio increased year over year primarily due to the Company’s continued review of underwriting profitability by product and state and higher than expected claim costs associated with Atlas’ participation in non-voluntary assigned risk pools. Approximately $300,000 in physical damage claims related to Hurricane Harvey were also recorded in the quarter. The Company continues to see incremental opportunities to build on decades of experience in the claims area coupled with increasing use of analytics to increase expected margin in subsequent quarters. As previously announced, the Company is utilizing machine learning based predictive analytics in the claim area, in addition to using it as an underwriting tool, to further benefit from the data, experience and expertise within its organization. Atlas believes this approach amplifies the value of the assets accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver

Exhibit 99.1

value for both our customers and stakeholders. On a year over year basis, the Company expects its loss ratio to continue to generally trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities.

•	Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended September 30, 2017 was 28.4% compared to 25.3% for the three month period ended September 30, 2016.
The table below details the comparisons of each component of the Company’s combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Loss Ratio	59.5%	58.2%	60.0%	58.9%
Underwriting Expense Ratio:
Acquisition cost ratio	14.0%	11.6%	12.4%	10.3%
Other underwriting expense ratio	13.3%	17.6%	13.7%	16.5%
Deferred acquisition costs general expenses ratio	0.6%	(0.4)%	0.3%	(0.6)%
Underwriting expense ratio before expenses related to stock purchase agreements and share-based compensation expenses	27.9%	28.8%	26.4%	26.2%
Expenses recovered related to stock purchase agreement ratio	—%	(4.4)%	—%	(1.8)%
Share-based compensation expense ratio	0.5%	0.9%	0.6%	0.9%
Underwriting expense ratio	28.4%	25.3%	27.0%	25.3%
Total combined ratio	87.9%	83.5%	87.0%	84.2%
Atlas’ underwriting expense ratio for the three month period ended September 30, 2017, excluding the impact of share-based compensation expenses and expenses related to stock purchase agreements, was 27.9% and falls outside the Company’s previously communicated annualized target range of 24.5% to 26.5% primarily due to decreased deferrable general expenses related to policy acquisition, increased accruals for bad debt and higher than average acquisition costs in the quarter. For the nine month period ended September 30, 2017, this ratio was 26.4% and continues to fall within the target range. Also, for comparison purposes, expenses in the amount of $1.9 million were recovered pursuant to the Gateway stock purchase agreement for the three month period ended September 30, 2016. While the underwriting ratio can vary quarter to quarter, on a full year basis, based on the Company’s current anticipated year over year growth trend, underwriting expenses are expected to be within, and on the high end, of this range. Atlas remains focused on continually enhancing its value proposition through re-investment into research and development to ensure that our organization is able to continue leading the industry in terms of existing and developing niche markets on which Atlas focuses.

Exhibit 99.1

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place, the components of the underwriting expense ratio for the periods indicated would have been as follows:

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Acquisition costs	16.1%	15.6%	14.9%	14.5%
Other insurance general and administrative expenses	11.9%	14.8%	12.4%	13.7%
Deferred acquisition costs general expenses	0.6%	(0.3)%	0.2%	(0.5)%
Expenses recovered related to stock purchase agreements	—%	(3.7)%	—%	(1.5)%
Share-based compensation expense	0.5%	0.7%	0.5%	0.8%
Total underwriting expense ratio	29.1%	27.1%	28.0%	27.0%
Underwriting Results: Underwriting profit decreased to $6.8 million for the three month period ended September 30, 2017, compared to $7.1 million in the same period of the prior year, representing a 5.5% decrease. However, without the favorable impact of the stock purchase agreement impacts reflected in 2016, proforma underwriting profit for the three month period ending September 30, 2017 increased by $1.5 million or 28.6%.
Net Income before Taxes: Net income before taxes decreased to $7.9 million for the three month period ended September 30, 2017, compared to $9.0 million in the same period of the prior year, representing a 12.1% decrease. Eliminating the favorable impact of the stock purchase related impacts in 2016, proforma income before tax for the three month period ending September 30, 2017 increased by $800,000 or 11.3%.
Income Taxes: Atlas recognized tax expense of $2.8 million for the three month period ended September 30, 2017 compared to tax expense of $2.5 million in the same period of the prior year.
Net Income: Atlas reported net income of $5.1 million for the three month period ended September 30, 2017, compared to $6.5 million for the three month period ended September 30, 2016.
Earnings per share (“EPS”): Atlas generated $0.42 per common share diluted for the three month period ended September 30, 2017. This compares to $0.51 per common share diluted as reported for the three month period ended September 30, 2016.
Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended September 30, 2017 and 2016:

	Three Month Periods Ended
	September 30, 2017	September 30, 2016
Weighted average common shares outstanding	12,045,519	12,045,519
Dilutive potential ordinary shares:
Dilutive stock options	162,018	172,088
Dilutive shares upon preferred share conversion	—	522,397
Dilutive average common shares outstanding	12,207,537	12,740,004

Exhibit 99.1

Balance Sheet/Investment Overview
Book Value: Book value per common share was $11.96 based on 12,045,519 common shares outstanding as of September 30, 2017, compared to $10.54 based on 12,045,519 common shares outstanding as of December 31, 2016. Book value per common share of $11.96 increased by $1.42 relative to December 31, 2016 as follows:
$1.24    increase related to net income after tax and before items indicated below;
$0.05    increase related to the change in net realized investment gains after tax;
$0.06    increase related to the change in unrealized gains/losses after tax; and
$0.07    increase related to share-based compensation.
$1.42    total increase from December 31, 2016 book value per common share

Cash and Invested Assets: Cash and invested assets as of September 30, 2017 totaled $247.7 million as compared to $224.8 million as of December 31, 2016.
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas’ claims liabilities and other liquidity needs. Other than fixed income investments are limited to an appropriately small percentage of our portfolio and are generally opportunities identified through the Company’s specialty focus or by leveraging the resources of our business partners. As of September 30, 2017, the average life on the Company’s portfolio was 4.8 years with a duration of 3.9 years. The Company’s investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.
Investment Income / Yield: Atlas generated net investment income of $902,000 and $1.4 million for the quarters ended September 30, 2017 and 2016, as well as $582,000 and $630,000 of realized gains, respectively. The gross annualized investment yield on the Company’s fixed income securities was 2.4% and 2.2% for the quarters ended September 30, 2017 and 2016, respectively. The gross annualized investment yield on the Company’s cash and cash equivalents was 0.4% and 0.1% for the quarters ended September 30, 2017 and 2016, respectively. The decrease in investment income from the prior year period was primarily the result of lower returns on equity method investments, particularly insurance linked securities, and higher investment expenses, partially offset by higher interest income on the Company’s fixed income securities portfolio and interest income on our collateral loans.

Exhibit 99.1

Board of Directors Update

The Company also announced that Larry G. Swets, Jr. will be retiring as a Director of AFH effective January 2, 2018.  Mr. Swets was a founding director of the Company, serving on the Board beginning in 2011.  With the departure of Mr. Swets, Atlas now has five members of its Board of Directors.

“On behalf of our entire organization, I want to thank Larry for his invaluable contribution to Atlas’ formation as well as our evolution over the past seven years,” Mr. Wollney commented, “we are sorry to see him leave the board and wish him the best in all future endeavors.”

“I became involved with Atlas when it was only a concept, and it has been a great pleasure to be a small part of the growth and success Scott and his team delivered over the last seven years.” Mr. Swets added, “My retirement makes room for other talented directors to help take Atlas to the next level and will allow me to focus on some recent new ventures.”

Outlook for 2017
Mr. Wollney concluded, “Atlas’ principal focus is to continue to profitably grow market share while conditions remain favorable while we simultaneously focus on the incremental integration of technology and analytics to optimize the entire ecosystem among our Company, our agents, and our insureds. We are focused on continuing to innovate and further enhance our differentiated market position. Our strategic objective is to ensure that, as industry trends evolve, Atlas is best positioned to leverage our heritage and amplify our capabilities to ensure that we are able to continue to lead the industry as measured by returns on equity exceeding our peers by at least 500 to 1,000 basis points.”

Conference Call Details
Date/Time:            Tuesday, November 7, 2017 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770
To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “Atlas”.
An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Exhibit 99.1

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q3-2017. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.
For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas’ financial statements reflect consolidated results of Atlas’ subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas’ 2016 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov or through Atlas’ website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Exhibit 99.1

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2016 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in ‘000s, except for share and per share data)

	Three Month Periods Ended		Nine Month Periods Ended
Condensed Consolidated Statements of Income	September 30, 2017 (unaudited)	September 30, 2016 (unaudited)	September 30, 2017 (unaudited)	September 30, 2016 (unaudited)
Net premiums earned	$55,865	$43,251	$158,340	$126,806
Net investment income	902	1,403	3,311	3,168
Net realized gains	582	630	1,000	1,024
Other income	115	51	332	280
Total revenue	57,464	45,335	162,983	131,278
Net claims incurred	33,258	25,161	95,027	74,675
Acquisition costs	7,820	5,013	19,586	13,036
Other underwriting expenses	7,937	7,730	22,870	21,084
Amortization of intangible assets	97	97	292	292
Interest expense	467	257	1,379	756
Expenses recovered pursuant to stock purchase agreement	—	(1,895)	—	(2,297)
Total expenses	49,579	36,363	139,154	107,546
Income from operations before income tax expense	7,885	8,972	23,829	23,732
Income tax expense	2,760	2,476	8,342	7,525
Net income	5,125	6,496	15,487	16,207
Less: Preferred share dividends	—	73	—	234
Net income attributable to common shareholders	$5,125	$6,423	$15,487	$15,973

Basic weighted average common shares outstanding	12,045,519	12,045,519	12,045,519	12,045,519
Earnings per common share, basic	$0.43	$0.53	$1.29	$1.33
Diluted weighted average common shares outstanding	12,207,537	12,740,004	12,197,365	12,746,102
Earnings per common share, diluted	$0.42	$0.51	$1.27	$1.27

Condensed Consolidated Statements of Comprehensive Income

Net income	$5,125	$6,496	$15,487	$16,207

Other comprehensive income (loss):
Changes in net unrealized investment gains (losses)	144	(569)	1,226	4,092
Reclassification to net income	56	105	(183)	353
Effect of income tax	(70)	162	(365)	(1,556)
Other comprehensive income (loss)	130	(302)	678	2,889
Total comprehensive income	$5,255	$6,194	$16,165	$19,096

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in ‘000s, except for share and per share data)

	September 30, 2017 (unaudited)	December 31, 2016
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $168,997 and $157,451)	$169,296	$156,487
Equity securities, at fair value (cost $5,191 and $5,598)	5,597	6,223
Other investments	32,682	32,181
Total Investments	207,575	194,891
Cash and cash equivalents	40,173	29,888
Accrued investment income	1,210	1,228
Premiums receivable (net of allowance of $3,061 and $2,366)	91,964	77,386
Reinsurance recoverables on amounts paid	6,474	7,786
Reinsurance recoverables on amounts unpaid	25,214	35,370
Prepaid reinsurance premiums	13,508	13,372
Deferred policy acquisition costs	16,920	13,222
Deferred tax asset, net	16,621	18,498
Goodwill	2,726	2,726
Intangible assets, net	4,243	4,535
Property and equipment, net	17,536	11,770
Other assets	6,280	12,905
Total Assets	$450,444	$423,577

Liabilities
Claims liabilities	$114,503	$139,004
Unearned premiums	141,802	113,171
Due to reinsurers	7,974	8,369
Notes payable, net	23,975	19,187
Other liabilities and accrued expenses	17,793	16,504
Total Liabilities	$306,047	$296,235

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: September 30, 2017 and December 31, 2016 - 0. Liquidation value $1.00 per share	$—	$—
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: September 30, 2017 - 12,030,703 and December 31, 2016 - 11,895,104	36	36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: September 30, 2017 - 0 and December 31, 2016 - 128,191	—	—
Additional paid-in capital	200,134	199,244
Retained deficit	(56,231)	(71,718)
Accumulated other comprehensive income (loss), net of tax	458	(220)
Total Shareholders’ Equity	144,397	127,342
Total Liabilities and Shareholders’ Equity	$450,444	$423,577

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
Atlas uses these non-GAAP financial measures in order to present its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. The non-GAAP financial measures that Atlas presents may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Tax ($ in ‘000s, except per share data)

	Three Month Periods Ended				Nine Month Periods Ended
	September 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
Net income	$5,125	$0.42	$6,496	$0.51	$15,487	$1.27	$16,207	$1.27
Add: income tax expense	2,760	0.23	2,476	0.19	8,342	0.69	7,525	0.59
Add: expenses recovered pursuant to stock purchase agreement	—	—	(1,895)	(0.15)	—	—	(2,297)	(0.18)
Add: interest expense	467	0.04	257	0.02	1,379	0.11	756	0.06
Less: net realized investment gains	582	0.05	630	0.05	1,000	0.08	1,024	0.08
Less: other income	115	0.01	51	—	332	0.03	280	0.02
Adjusted operating income, before tax	$7,655	$0.63	$6,653	$0.52	$23,876	$1.96	$20,887	$1.64
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders’ equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders’ Equity to Common Equity ($ in ‘000s)
As of:	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016	June 30, 2016	December 31, 2015
Total shareholders’ equity	$144,397	$138,857	$127,342	$146,592	$142,958	$129,622
Less: preferred shares	—	—	—	(4,000)	(6,539)	(6,941)
Less: accrued dividends on preferred shares	(333)	(333)	(333)	(286)	(622)	(460)
Total common equity	$144,064	$138,524	$127,009	$142,306	$135,797	$122,221

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity ($ in ‘000s)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$5,125	$6,496	$15,487	$16,207
Average equity	141,627	144,774	135,869	138,106
Return on equity	14.5%	17.9%	15.2%	15.6%

Net income	$5,125	$6,496	$15,487	$16,207
Preferred share dividends accrued	—	(73)	—	(234)
Net income attributable to common shareholders	$5,125	$6,423	$15,487	$15,973
Average common equity	141,294	139,051	135,537	132,263
Return on average common equity	14.5%	18.5%	15.2%	16.1%